Exhibit 10.4

LKQ CORPORATION
401(k) PLUS PLAN II
(As Amended and Restated Effective as of January 1, 2019)

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LKQ CORPORATION
401(k) PLUS PLAN II
(As Amended and Restated Effective as of January 1, 2019)

65225940.2

7.2.	Form of Payment	12
7.3.	No Acceleration Of Benefits	14
7.4.	Small Account	14
7.5.	Designation of Beneficiaries	14
7.6.	Unclaimed Benefits	16
7.7.	Unforeseeable Emergency Withdrawals	16
7.8.	Withholding	16
8.	ADMINISTRATION	16
8.1.	Committee	16
8.2.	General Powers of Administration	16
8.3.	Indemnification of Committee	17
9.	DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION
9.1.	Claims	17
9.2.	Non-Disability Claims.	17
9.3.	Disability Claims.	19
10.	MISCELLANEOUS	23
10.1.	Plan Not a Contract of Employment	23
10.2.	Non-Assignability of Benefits	23
10.3.	Amendment and Termination	23
10.4.	Unsecured General Creditor Status Of Employee	23
10.5.	Severability	24
10.6.	Governing Laws	24
10.7.	Binding Effect	24
10.8.	Entire Agreement	24
10.9.	No Guarantee of Tax Consequences	24
10.10.	Sole Obligor	24
10.11.	Compliance with Section 409A	24

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LKQ CORPORATION
401(k) PLUS PLAN II
(As Amended and Restated Effective as of January 1, 2019)

1.	INTRODUCTION
1.1.Amendment and Restatement of the Plan. LKQ Corporation (the “Company”) hereby amends and restates the LKQ Corporation 401(k) Plus Plan (the “Plan”) generally effective as of January 1, 2019.
1.2.Purposes of Plan. The purpose of the Plan is to provide deferred compensation for a select group of management or highly compensated employees of the Company.
1.3.“Top Hat” Pension Benefit Plan. The Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of the Employees Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is maintained, however, only for a select group of management or highly compensated employees and, therefore, is exempt from Parts 2, 3 and 4 of Title 1 of ERISA. The Plan is not intended to qualify under Code Section 401(a).
1.4.Plan Unfunded. The Plan is unfunded. All benefits will be paid from the general assets of the Company, which will continue to be subject to the claims of the Company’s creditors. No amounts will be set aside for the benefit of Plan Participants or their Beneficiaries.
1.5.Effective Date. The amended and restated Plan is effective as of January 1, 2019. The rights and benefits of and/or with respect to a Participant whose employment terminated prior to January 1, 2019 shall be determined under the provisions of the Plan in effect when his/her employment terminated.
1.6.Administration. The Plan shall be administered by the Committee. Solely for purposes of the claims procedures under Section 9 with respect to determinations of Disability:
1.6.1.At the initial claims determination stage of the process, the Administrator will mean an officer of the Company designated by the Committee, provided that such officer is not a member of the Committee.
1.6.2.At the claims review stage of the process, the Administrator will be the Committee.

2.	DEFINITIONS AND CONSTRUCTION
2.1.Definitions. For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless the context clearly requires a different meaning:
2.1.1. 401(k) Plan. “401(k) Plan” means the LKQ Corporation Employees’ Retirement Plan, as amended from time to time.
2.1.2.Account. “Account” means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to Section 6.1.
2.1.3.Affiliate. “Affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, LKQ Corporation, pursuant to Code Section 1563.

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2.1.4.Base Pay. “Base Pay” means:
2.1.4.1.the Employee’s gross base rate of salary with respect to services rendered or labor performed reflected in the personnel records of the Company for a particular Plan Year before deduction for income and employment taxes, but reduced by all legally required deductions against such income (including, but not limited to, wage assignments, wage garnishments, child support payments, levies, and remittance of all applicable taxes to governmental authorities); and
2.1.4.2.Commissions, if any.
2.1.5.Base Pay Deferral. “Base Pay Deferral” means the amount of a Participant’s Base Pay which the Participant elects to have withheld on a pre-tax basis and credited to his/her Account pursuant to Section 4.1.
2.1.6.Beneficiary. “Beneficiary” means the person or persons designated by the Participant in accordance with Paragraph 7.5.1 or, in the absence of an effective designation, the person or entity described in Paragraph 7.5.4.
2.1.7.Board. “Board” means the board of directors of LKQ Corporation.
2.1.8.Bonus Compensation. “Bonus Compensation” means the amount awarded to a Participant for a Plan Year under any bonus or long-term incentive arrangement maintained by the Company from time to time.
2.1.9.Bonus Deferral. “Bonus Deferral” means the amount of a Participant’s Bonus Compensation which the Participant elects to have withheld on a pre-tax basis and credited to his/her account pursuant to Section 4.1.
2.1.10.Code. “Code” means the Internal Revenue Code of 1986, as amended.
2.1.11.Committee. “Committee” means the administrative committee appointed by the Board to administer the Plan in accordance with Section 8.2.
2.1.12.Commissions. “Commissions” means remuneration paid by the Company to a Participant based on sales of the Company’s products and/or services made by the Participant or individuals under his/her supervision.
2.1.13.Company. “Company” means LKQ Corporation, and any successor thereto, and any Affiliate.
2.1.14.Company Profit Sharing Contribution. “Company Profit Sharing Contribution” means the discretionary contribution, if any, made by the Company for a Participant for a Plan Year in accordance with Section 4.5.
2.1.15.Deferral. “Deferral” means a Base Pay Deferral and/or Bonus Deferral.
2.1.16.Deferral Period. “Deferral Period” means the period of time for which a Participant elects to defer receipt of the Deferrals credited to such Participant’s Account as specified in Section 5.2. Deferral Periods shall be measured on the basis of Plan Years, beginning with the Plan Year that

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commences immediately following the Plan Year for which the applicable Deferrals are credited to the Participant’s Account.
2.1.17.Disability. “Disability” means a disability which qualifies for disability under the Company’s long-term disability plan; provided, however, if disability cannot, for purposes of Code Section 409A, be defined by reference to the Company’s long-term disability plan (or if no such plan exists), then disability means a condition whereby a Participant:
2.1.17.1.is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
2.1.17.2.is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.
2.1.18.Director. “Director” means a member of the Board of the Company.
2.1.19.Election to Extend Deferral Form. “Election to Extend Deferral Form” means the form designated by the Committee for use by Employees and the Company to further extend the Deferral Period related to payment of their Deferrals under the Plan. This form may be changed at any time by the Committee as it deems necessary or advisable.
2.1.20.Election to Change Form of Distribution. “Election to Change Form of Distribution” means the form designated by the Committee for use by Employees and the Company to change the form in which payment of their Deferrals under the Plan will be paid to them (i.e., lump sum or installments). This form may be changed at any time by the Committee as it deems necessary or advisable.
2.1.21.Employee. “Employee” means any common-law employee of the Company.
2.1.22.ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.1.23.Matching Contribution. “Matching Contribution” means the discretionary matching contribution, if any, made by the Company for a Participant for a Plan Year which is based on the Participant’s Deferrals into the Plan for such Plan Year in accordance with Section 4.4.
2.1.24.Other Company Contribution. “Other Company Contribution” means the discretionary contribution, if any, made by the Company for a Participant for a Plan Year in accordance with Section 4.6 and which is based on such criteria as the Company determines and deems appropriate.
2.1.25.Participant. “Participant” means each Employee who has been selected for participation in the Plan and who has become a Participant pursuant to Section 3.
2.1.26.Participation Agreement. “Participation Agreement” means the written agreement pursuant to which the Participant:

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2.1.26.1.elects the amount of his/her Base Pay and Bonus Compensation, if any, to be deferred pursuant to the Plan;
2.1.26.2.elects the Deferral Period;
2.1.26.3.elects the initial timing-of-distribution elections and initial form-of-distributions elections as relates to the his/her Account;
2.1.26.4.elects the deemed investment of amounts credited to his/her Account; and
2.1.26.5.elects any such other matters as the Committee shall determine from time to time.
2.1.27.Performance Based Compensation. “Performance Based Compensation” means the portion of the Participant’s Bonus Compensation determined by the Committee to satisfy the requirements set forth in Treasury Regulation Section 1.409A-1(e) (or any successor guidance subsequently issued including revised Treasury Regulations or other administrative guidance issued pursuant thereto), and such Performance Based Compensation may be determined on a fiscal or calendar year basis.
2.1.28.Permissible Investment. “Permissible Investment” means the investments specified by the Committee as available for hypothetical investment of Accounts. The Permissible Investments under the Plan are listed in the Participation Agreement, and the provisions of the Participation Agreement listing the Permissible Investments are hereby incorporated herein.
2.1.29.Plan. “Plan” means the LKQ Corporation 401(k) Plus Plan II, as amended and restated effective January 1, 2019, and as further amended from time to time.
2.1.30.Plan Year. “Plan Year” means the twelve-consecutive month period commencing January 1 of each year ending on December 31.
2.1.31.Retirement Date. “Retirement Date” means the date a Participant voluntarily terminates his/her employment with the Company on the earlier of:
2.1.31.1.on or after he/she has attained at least sixty-five (65) years of age; or
2.1.31.2.on or after he/she has attained at least fifty-five (55) years of age and completed at least ten (10) Years of Service.
2.1.32.Specified Employee. “Specified Employee” shall mean a Participant who is a key employee (as defined in Code Section 416(i) without regarding to Code Section 416(i)(5)) of the Company. For purposes of this definition, a Participant is a key employee if the Participant meets the requirements of Code Sections 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve-month period ending on any December 31. If a Participant is a key employee as of any December 31, that Participant is treated as a Specified Employee for the twelve-month period beginning on the April 1 following the relevant December 31.

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2.1.33.Unforeseeable Emergency. “Unforeseeable Emergency” is as defined in Treasury Regulation Section 1.409A-3(i)(3)(i) (or any successor guidance subsequently issued including revised Treasury Regulations or other administrative guidance issued pursuant thereto).
2.1.34.Valuation Date. “Valuation Date” means the last business day of each calendar month and each special valuation date designated by the Committee.
2.1.35.Year of Service. “Year of Service” has the same meaning as in the 401(k) Plan for purposes of vesting.
2.2.Number and Gender. Wherever appropriate, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.
2.3.Headings. The headings are included solely for convenience, and if there is any conflict between any heading and the text of the Plan, the Plan text shall control.

3.	PARTICIPATION AND ELIGIBILITY
3.1.Participation. Participants in the Plan are those Employees who are:
3.1.1.subject to the income tax laws of the United States;
3.1.2.members of a select group of highly compensated or management Employees; and
3.1.3.selected by the Committee, in its sole discretion, as Participants.
The Committee shall notify each Participant of his/her selection as a Participant in writing. Notwithstanding any eligibility designation under this Section 3.1, an Employee shall not be eligible for the first time unless and until notification is provided to them of such designation. Subject to the provisions of Section 3.2, a Participant shall remain eligible to continue participation in the Plan for each Plan Year following his/her initial year of participation in the Plan.
3.2.Commencement of Participation. Subject to Code Section 409A nonqualified deferred compensation plan aggregation rules, an Employee who becomes newly eligible to participate in the Plan under Section 3.1 must submit (or complete online if such form is electronic) the Participation Agreement within thirty (30) days of the date he/she first becomes eligible due to notification pursuant to Section 3.1 immediately above. However, such Deferral elections shall be prospective and shall apply only to Base Pay and/or Bonus Compensation that would otherwise be earned and then paid to the Employee after the Participation Agreement is filed. Notwithstanding the foregoing, no Deferral elections shall be permitted under the Plan until such time as determined by the Committee. Additionally, at the time a Participant files (or completes online if such form is electronic) his/her first Participation Agreement, the Participant must also make the timing-of-distribution election (specifically relating to a specified, fixed date for distribution) described in Section 5.2 and the form-of-distribution election also described in Section 7.1 related to his/her total amounts accumulated under the Plan. In the event that a Participant does not make a timing-of-distribution election (specifically relating to a specified, fixed date for distribution) and/or a form-of-distribution election with respect to his/her initial Deferral election under the Plan, such Participant shall be deemed to have initially elected to receive his/her deferred compensation in the form of a lump-sum on his/her date of termination of service (unless earlier acceleration due to death or Disability).

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3.3.Cessation of Active Participation. In the event a Participant no longer meets the requirements for eligibility to participate in the Plan, such Participant shall become an inactive Participant as of the January 1 of the Plan Year immediately following the Plan Year that includes the ineligibility event trigger. Notwithstanding this, such Participant shall retain all of the rights described under the Plan, except the right to make any further deferrals hereunder as of the immediately following January 1; provided, however, that such a Participant shall continue to make deferrals for the remainder of the Plan Year in which he or she becomes ineligible to participate. The Committee shall communicate such ineligibility to such Participant in writing prior to the effective date of such action. Such cessation shall have no effect upon amounts then credited to his/her Account which shall remain subject to all of the applicable provisions of the Plan.

4.	DEFERRALS, MATCHING AND COMPANY CONTRIBUTIONS
4.1.Deferrals by Participants. Before the first day of each Plan Year (or as otherwise permitted by applicable law), a Participant may file (or complete online if such form is electronic) with the Committee a Participation Agreement pursuant to which such Participant elects to make Deferrals. Any Participant Deferral election shall be subject to rules prescribed by the Committee. Deferrals will be credited to the Account of each Participant at the time they would have been paid to the Participant in cash but for the election to defer. The minimum Deferral for a Plan Year is Two Thousand Dollars ($2000.00); provided, however, the minimum Deferral shall be prorated for any Plan Year in which an individual is not a Participant for twelve (12) months based on full months of participation. The maximum Deferrals permitted under the Plan for a Plan Year are as follows:
4.1.1.Participant Deferrals for Plan Years Prior to January 1, 2011. For Plan Years prior to January 1, 2011, Participants may defer, in whole percentages, amounts which cannot exceed the following:
4.1.1.1.up to fifty percent (50%) of Base Pay; and
4.1.1.2.up to one hundred percent (100%) of Bonus Compensation.
The maximum Deferrals permitted under the Plan for Plan Years prior to January 1, 2011 is Fifty Thousand Dollars ($50,000.00) or such other adjusted amount determined by the Committee from time to time before the commencement of any Plan Year; provided, however, such maximum shall not apply to Bonus Deferrals which shall not be subject to any maximum limitation.
4.1.2.Participant Deferrals for Plan Years On and After January 1, 2011. For Plan Years on and after January 1, 2011, Participants may defer, in whole percentages:
4.1.2.1.up to one hundred percent (100%) of Base Pay; and
4.1.2.2.up to one hundred percent (100%) of Bonus Compensation.
For Plan Years on and after January 1, 2011, there is no maximum Deferrals limitation but the Committee retains discretion to impose any such limitation, if necessary in its complete and sole discretion, from time to time before the commencement of any Plan Year.
4.2.Effective Date of Participation Agreement.
4.2.1.Annual Submission of Election to Defer Form. Before the beginning of each Plan Year, each Employee may elect to reduce the amount of:

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4.2.1.1.his/her Base Pay that would otherwise be earned and paid to the Employee in the following Plan Year; and/or
4.2.1.2.his/her Bonus Compensation that would otherwise be paid to the Employee in the second following Plan Year (where the immediately following Plan Year is the performance period upon which such Bonus is based).
This Deferral election must be made on the Participation Agreement (or any successor form thereto for this purpose) (or completed online if such form is electronic) provided by the Committee. A Participant’s Participation Agreement shall become effective on the first day of the Plan Year to which it relates. The Deferral election may be amended at any time but any election as in effect on the last business day before the first day of the Plan Year with respect to which the Deferral election is made shall govern. An Employee must file (or complete online if such form is electronic) a new Participation Agreement for each Plan Year as to which he/she wishes to defer Base Pay and/or Bonus Compensation. Notwithstanding the foregoing, no such Deferral elections shall be permitted under the Plan until such time as determined by the Company. Notwithstanding anything to the contrary, a Participation Agreement with respect to any Bonus Compensation which is determined by the Committee to be Performance Based Compensation, shall be made (or completed online if such form is electronic) as provided by the Committee, but no later than six (6) months prior to the end of such Bonus Compensation’s performance period.
4.2.2.Failure to Submit Annual Election to Defer Form. If an Employee fails to submit (or complete online if such form is electronic) the appropriate annual Participation Agreement as required under this Section 4.2, he/she will be deemed to have elected not to participate in the Plan for the Plan Year to which such Participation Agreement otherwise would apply.
4.2.3.Cancellation of Deferral Elections.
4.2.3.1.Non Revocation of Deferral. After the beginning of a Plan Year to which Base Pay and/or Bonus Compensation are deferred by the Participant for such Plan Year under Section 4.1, the Participant may not revoke such Deferral election during the Plan Year, except to the extent that such revocation would be allowable by the provisions of this subparagraph 4.2.3.
4.2.3.2.Unforeseeable Emergency. The Committee may cancel a Participant’s Participation Agreement pursuant to the provisions of Treasury Regulation Section 1.409A-3(j)(4)(viii) (or any successor guidance subsequently issued including revised Treasury Regulations or other administrative guidance issued pursuant thereto) in connection with the Participant’s Unforeseeable Emergency.
4.2.3.3.Disability. The Committee may cancel a Participant’s Participation Agreement pursuant to the provisions of Treasury Regulation Section 1.409A-3(j)(4)(xii) (or any successor guidance subsequently issued including revised Treasury Regulations or other administrative guidance issued pursuant thereto) in connection with the Participant’s Disability. Such cancellation must occur by the later of the end of the Participant’s taxable year in which, or the 15th day of the third month following the date on which, the Participant incurs a Disability.
4.2.3.4.Final Pay Check Due to Termination of Employment. A Participant whose employment terminates prior to the date any remuneration which he/she elected to

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defer would have been paid to him/her shall be paid such remuneration in cash instead of deferring it into the Plan.
A cancellation pursuant to this subparagraph 4.2.3 shall apply only to Base Pay and/or Bonus Compensation not yet earned.
4.3.Modification or Revocation of Election by Participant. A Participant may not change the amount of his/her Base Pay Deferrals or Bonus Deferrals at any time during a Plan Year.
4.4.Matching Contributions. For each Plan Year, the Account of each Participant shall be credited with a Matching Contribution equal to such amount, if any, as the Company shall determine based on the Participant’s Deferrals for such Plan Year.
4.5.Company Profit Sharing Contribution. For each Plan Year, the Account of each Participant shall be credited with a Company Profit Sharing Contribution equal to such amount, if any, as the Company shall determine in its complete and sole discretion.
4.6.Other Company Contributions. For each Plan Year, the Account of each Participant shall be credited with an Other Company Contribution equal to such amount, if any, as the Company shall determine in its complete and sole discretion.

5.	VESTING, DEFERRAL PERIODS AND INVESTMENT ELECTIONS
5.1.Vesting. All provisions of the Plan relating to the distribution of a Participant’s Account shall mean only the vested portion of such Account. Since the Plan is unfunded, the portion of a Participant’s Account which is not vested and therefore not distributed with the vested portion of his/her Account shall remain property of the Company and not be allocated to Accounts of other Participants or otherwise inure to their benefit.
5.1.1.Participant Deferrals. A Participant shall be one hundred percent (100%) vested at all times in the amount of his/her Account which is attributable to his/her Deferrals.
5.1.2.Matching Contributions. A Participant shall vest in his/her Matching Contributions, if any, for a Plan Year in accordance with the vesting provisions of the 401(k) Plan applicable to the vesting of matching contributions thereunder.
5.1.3.Company Profit Sharing Contributions. A Participant shall vest in his/her Company Profit Sharing Contributions, if any, for a Plan Year in accordance with the vesting provisions of the 401(k) Plan applicable to the vesting of profit sharing contributions thereunder.
5.1.4.Other Contributions. A Participant shall vest in his/her Other Contributions, if any, for a Plan Year in accordance with any relevant vesting schedule determined by the Committee from time to time.
5.1.5.Accelerated Vesting. Notwithstanding anything to the contrary, a Participant’s Account shall become one hundred percent (100%) vested upon his/her:
5.1.5.1.Death while employed;
5.1.5.2.Disability while employed; or

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5.1.5.3.Retirement Date while employed.
5.2.Election of In-Service Distribution.
5.2.1.Election. If a Participant desires an in-service distribution of all or a percentage of his/her Deferrals for any given Plan Year, including earnings on such Deferrals, he/she must elect such in-service distribution on his/her Participation Agreement for such Plan Year (or complete online if such form is electronic). In the case of any such election, the Deferral Period must be for at least two (2) years.
5.2.2.Subsequent Deferral Election of In-Service Distribution. A Participant may elect to extend a Deferral Period previously selected under paragraph 5.2.1 immediately above for an in-service distribution by filing (or completing online if such form is electronic) an Election to Extend Deferral Period Form (or any successor form thereto from time to time) with the Company that specifies the later fixed date on which the Deferral Period for such in-service distribution will expire. This Election to Extend Deferral Period Form must be filed at least one year (i.e., twelve (12) months) before the expiration of the original Deferral Period specified by the Participant under paragraph 5.2.1 immediately above with respect to such in-service distribution. This Election to Extend Deferral Period Form will not be effective until at least one year (i.e., twelve (12) months) after the date on which such form has been filed (or completed online if such form is electronic). Under the Election to Extend Deferral Period Form, all payments scheduled under the extended specified, fixed date for a given in-service distribution must occur five (5) years or later from the date such payment was originally scheduled to be received under the then designated and enforceable specified, fixed date election for such in-service distribution. A Participant may make multiple subsequent deferral elections under this paragraph 5.2.2 for any given in-service distribution but any time requirements set forth herein must be separately satisfied with respect to each subsequent distribution election. Notwithstanding the foregoing, subsequent deferral elections made on an Election to Extend Deferral Period Form must comply, at all times, with Code Section 409A, any regulations issued with respect to Code Section 409A and any other guidance issued the IRS and authoritative on the issue.
5.3.Investment Elections.
5.3.1.Manner of Investment. All amounts credited to the Accounts of Participants shall be treated as though invested and reinvested only in Permissible Investments.
5.3.2.Investment Decisions, Earnings and Expenses. Investments in which the Accounts of Participants shall be treated as invested and reinvested shall be directed by the Participant in Permissible Investments as designated in the Participation Agreement or otherwise designated by the Committee from time to time. A Participant may elect different investment allocations for new contributions and existing Account balances. Only whole percentages may be elected, and the total elections must allocate 100% of all new contributions and 100% of all existing Account balances. In the event a Participant fails to allocate one hundred percent (100%) of his or her Account, he or she shall conclusively be deemed to have elected that any unallocated amounts in his or her Account be hypothetically invested in the default fund designated by the Company from time to time. Investment elections may be changed once per month in accordance with the procedures set forth by the Committee from time to time. Any change shall be effective prospectively only. All dividends, interest, gains, and distributions of any nature that would be earned on a Permissible Investment will be credited to the Account as though reinvested in additional shares of that Permissible Investment. Expenses that would be attributable to such investments shall be charged to the Account of the Participant. The Committee may change Permissible Investments at any time in its sole discretion, and may adopt

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procedures with respect to Participant’s investment decisions, including procedures providing for the investment of the Account of a Participant who does not make an investment decision. Under no circumstances whatsoever shall the Company or the Committee, or any of their employees, have any liability for any investment losses incurred by any Participant (including without limitation any loss alleged to have resulted from the negligence, gross negligence, or recklessness of any such person). A Participant’s Account shall be adjusted as of each Valuation Date to reflect investment gains and losses.

6.	ACCOUNTS
6.1.Establishment of Bookkeeping Accounts. A separate bookkeeping Account shall be maintained for each Participant. Such account shall be:
6.1.1.credited with the Deferrals, Matching Contributions, Company Profit Sharing Contributions, and Other Company Contributions;
6.1.2.credited (or reduced by, as the case may be) with the hypothetical investment gains/losses determined pursuant to Section 5.3; and
6.1.3.reduced by the distributions made to or with respect to a Participant.
6.2.Subaccounts. Within each Participant’s bookkeeping Account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan.
6.3.Hypothetical Nature of Accounts. The Account established under this Section 6 shall be hypothetical in nature and shall be maintained for bookkeeping purposes only, so that Deferrals, Matching Contributions, and Company Profit Sharing Contributions, and Other Company Contributions can be credited to the Participant and so that gains and losses on such amounts so credited can be credited or charged, as the case may be. Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other person.

7.	PAYMENT OF ACCOUNT
7.1.Length of Deferral Period (i.e., Timing of Distributions).
7.1.1.General Rule. Distribution of that portion of a Participant’s Account for which an in-service distribution has been elected for a given Plan Year pursuant to Section 5.2 above shall be made at the time specified in such Participation Agreement election unless the Participant’s employment terminates prior to such time, in which event the remaining provisions of this Section 7.1 shall apply. Except as otherwise provided, payment of the Participant’s Account shall commence no later than sixty (60) days following the earliest to occur of the following events:
7.1.1.1.the Participant’s death;

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7.1.1.2.the Participant’s Disability; or
7.1.1.3.the Participant’s termination from service with the Company.
Such Account shall be valued as of the Valuation Date commensurate with the payment date.
7.1.2.Specified Employee Six (6) Month Delay. Notwithstanding paragraph 7.1.1 immediately above, if the Participant is a Specified Employee, any amounts payable to the Participant under this Section 7.1 during the first six months and one day following such Participant’s date of termination shall be further deferred until the date which is six months and one day following such Participant’s termination, and if such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which the Participant would otherwise have been entitled during the period following the Participant’s date of termination of employment if deferral had not been required.
7.2.Form of Payment.
7.2.1.Distributable Events.
7.2.1.1.Distributable Events Where Elections Must Be Made. At the time a Participant files (or completes online if such form is electronic) a Participation Agreement for a given Plan Year, the Participant must elect the form in which the Participant’s entire Account will be distributed if such distribution event occurs due to the Participant’s termination of service prior to his/her Retirement Date (and other than due to death or Disability). With respect to a termination of service prior to his/her Retirement Date, the Participant must elect either:
A.A lump sum payment; or
B.Substantially equal monthly installments over a period of twelve (12) months. Earnings on the unpaid balance shall continue to be credited to subaccounts at the appropriate earning rate, in accordance with the Participant’s investment election. For purposes of the Plan and Code Section 409A, the right to a series of installment payments is to be treated as a right to a series of separate payments.
At the time a Participant files a Participation Agreement for a given Plan Year, the Participant must also elect the form in which the Participant’s entire Account will be distributed if such distribution event occurs due to the Participant’s termination of service on or after his/her Retirement Date. With respect to a termination of service on or after his/her Retirement Date, the Participant must elect either:
A.A lump sum payment; or
B.Substantially equal monthly installments over a period of sixty (60), one hundred twenty (120), or one hundred eighty (180) months or substantially equal annual installments over a period of five (5), ten (10), or fifteen (15) years. Earnings on the unpaid balance shall continue to be credited to subaccounts at the appropriate earning rate, in accordance with the Participant’s investment election. For purposes of the Plan and Code Section 409A, the right to a series of installment payments is to be treated as a right to a series of separate payments.

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In the event that a Participant does not make a form-of-distribution election as provided above for each of the two distributable events, such Participant shall be deemed to have elected to receive his/her deferred compensation in the form of a lump-sum.
7.2.1.2.Disability as a Distributable Event. In the event that Participant has a termination of service due to his/her Disability, such Participant’s entire Account shall be paid in the identical form-of-distribution elected by the Participant with respect to his/her termination of service on or after his/her Retirement Date. A separate form-of-distribution election is not secured from the Participant related to a Disability distributable event.
7.2.1.3.Death as a Distributable Event. In the event that Participant has a termination of service due to his/her death while still employed with the Company, such Participant’s entire Account shall be paid in the form of a lump-sum; provided, however, if a former Participant (i.e., who is no longer employed by the Company, is receiving an installment form of distribution and dies prior to the distribution of his/her entire Account, the installment distributions will be continued to his/her Beneficiary. A separate form-of-distribution election is not secured from the Participant related to a death distributable event.
7.2.2.Subsequent Change in Form Election. A Participant may elect to change his/her form of distribution (i.e., from lump sum to installments or vice versa) by filing an Election to Change Form of Distribution (or any successor form thereto from time to time) with the Company to reflect the newly elected form of distribution. This Election to Change Form of Distribution must be filed (or completed online if such form is electronic) at least one year (i.e., twelve (12) months) before the expiration of the then designated and enforceable Deferral Period specified by the Participant under Section 7.1 subject to Section 5.2. This Election to Change Form of Distribution will not be effective until at least one year (i.e., twelve (12) months) after the date on which such form has been filed (or completed online if such form is electronic). Under the Election to Change Form of Distribution, any change in form of distribution (i.e., from lump sum to installments or vice versa) cannot accelerate any payment scheduled under the then designated and enforceable Deferral Period and shall additionally require an automatic delay in the timing of distribution to five (5) years from the date all such payments are then scheduled to be made under then designated and enforceable Deferral Period. A Participant may make multiple subsequent change in form elections under this paragraph 7.2.2 but any time requirements set forth herein must be separately satisfied with respect to each subsequent distribution election. Notwithstanding the foregoing, subsequent change in form elections made on an Election to Change Form of Distribution must comply, at all times, with Code Section 409A, any regulations issued with respect to Code Section 409A and any other guidance issued the IRS and authoritative on the issue.
7.3.No Acceleration Of Benefits. Notwithstanding any other terms in this Plan document, the Plan does not permit the acceleration of the time or schedule of any payment under the Plan, except as may be allowed by Treasury Regulations or any other Department of Treasury or IRS guidance issued under Code Section 409A.
7.4.Small Account. Notwithstanding anything to the contrary in this Plan, if the total of a Participant’s vested, unpaid Account balance as of the time the payments are to commence from the Participant’s Account pursuant to Section 7.1 are less than $10,000, the remaining unpaid, vested Account shall be paid in a lump sum paid no later than sixty (60) days immediately following the date of termination, notwithstanding any election by the Participant to the contrary.
7.5.Designation of Beneficiaries.

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7.5.1.General Designation Rule. Each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in a written form prescribed by the Committee (or completed online if such form is electronic) and will be effective only when filed (or completed online if such form is electronic) with and received by the Committee during the Participant’s lifetime. In case of a Participant who is a resident of a community property state, designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation and is witnessed by a notary public, or the consent cannot be obtained because the spouse cannot be located.
7.5.2.Amendments. Except as provided below, any nonspousal designation of Beneficiary may be changed by a Participant without the consent of such Beneficiary by the filing of a new designation with the Committee. The filing of a new designation shall cancel all designations previously filed.
7.5.3.Change in Marital Status. If the marital status of a Participant residing in a community property state changes after the Participant has designated a Beneficiary, the following shall apply:
7.5.3.1.If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed above.
7.5.3.2.If the Participant is unmarried at death but was married when the designation was made:
A.The designation shall be void if the spouse was named as Beneficiary.
B.The designation shall remain valid if a nonspouse Beneficiary was named.
If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.
7.5.4.No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
7.5.4.1.The Participant’s surviving spouse;
7.5.4.2.The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;
7.5.4.3.The Participant’s estate.

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7.6.Unclaimed Benefits. In the case of a benefit payable on behalf of such Participant, if the Committee is unable to locate the Participant or Beneficiary to whom such benefit is payable, such benefit may be forfeited to the Company, upon the Committee’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company.
7.7.Unforeseeable Emergency Withdrawals. A Participant may apply in writing to the Committee for, and the Committee may permit, a withdrawal for an Unforeseeable Emergency of all (valued as of the last day of the month prior to the month in which the application is made) or any part of a Participant’s Account if the Committee, in its sole discretion, determines that the Participant has incurred an Unforeseeable Emergency. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Committee. The Committee may require a Participant who requests such a withdrawal to submit such evidence as the Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.
7.8.Withholding. All Deferrals and distributions shall be subject to legally required income and employment tax withholding. Such taxes shall include, but not necessarily be limited to, Social Security taxes on Deferrals, Matching Contributions, Company Profit Sharing Contributions and/or Other Contributions at the time they are vested and income taxes on distributions.

8.	ADMINISTRATION
8.1.Committee. The Plan shall be administered by a Committee, which shall be appointed by and serve at the pleasure of the Board. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing. No member of the Committee who is a Participant shall participate in any matter relating to his status as a Participant or his rights or entitlement to benefits as a Participant.
8.2.General Powers of Administration. The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Committee shall have discretionary authority to construe and interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants, and Beneficiaries. The Committee may exercise the powers hereby granted in its sole and absolute discretion. The Committee may promulgate such regulations as it deems appropriate for the operation and administration of the Plan. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves gross negligence or willful misconduct.
8.3.Indemnification of Committee. The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

9.	DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION

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9.1.Claims. A Participant, Beneficiary or other person who believes that he/she is being denied a benefit to which he/she is entitled (hereinafter referred to as “Claimant”), or his/her duly authorized representative, may file a written request for such benefit with the Committee setting forth his/her claim. The request must be addressed to the Committee at the Company at its then principal place of business no more than 60 days after such Claimant first believes that such a denial has taken place.
9.2.Non-Disability Claims.
9.2.1.Time for Decision on a Claim. A claim shall be filed in writing with the Committee and decided within 90 days by the Committee unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.
9.2.2.Notification of Adverse Determination. Notice of the decision on such claim shall be furnished promptly to the Claimant. Every notice of an adverse benefit determination will be provided in writing or electronically, and will include all of the following that pertain to the determination: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific Plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
9.2.3.Right to Review. A Claimant may review all pertinent documents and may request a review by the Secretary of the Company (“Secretary”) of such decision denying the claim. Any such request must be addressed and sent to the Secretary at the Company at its then principal place of business within 60 days after receipt by the Claimant of written notice of the decision. A failure to file a request for review within 60 days will constitute a waiver of the Claimant’s right to request a review of the denial of the claim. Such written request for review shall contain all additional information that the Claimant wishes the Secretary to consider.
9.2.4.Review Procedures. During the review process, the Secretary will provide: (i) the Claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits; (ii) that a Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and (iii) for a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
9.2.5.Time for Decision on Review. Written notice of the decision on review shall be furnished to the Claimant within 60 days unless the Secretary determines that special circumstances require an extension of time for processing the claim. If the Secretary determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice will describe the special

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circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.
9.2.6.Notification of Determination on Review. Notice of the decision on such claim shall be furnished promptly to the Claimant. Benefits under the Plan will be paid only if the Secretary decides in its discretion that the Claimant is entitled to such benefits. The decision of the Secretary shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant. Every notice of an adverse benefit determination will be provided in writing or electronically, and will include all of the following that pertain to the determination: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific Plan provisions on which the benefit determination is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and (iv) a statement describing any voluntary appeal procedures, if any, offered by the Plan and the Claimant's right to obtain additional information about those voluntary review procedures, if any, and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.
9.2.7.Discretionary Authority
. The Committee and Secretary shall both have discretionary authority to determine a Claimant’s entitlement to benefits upon his/her claim or his/her request for review of a denied claim, respectively.
9.2.8.Legal Remedies. Such suit may be filed only after the Plan’s review procedures have been exhausted and only if filed within 90 days after the final decision is provided.
9.3.Disability Claims.
9.3.1.Time for Decision on a Claim. A claim shall be filed in writing with an officer of the Company designated by the Committee, provided that such officer is not a member of the Committee (“Officer”) and decided within 45 days after receipt of the claim by the Officer. If the Officer determines that an extension is necessary due to matters beyond the control of the Plan, a maximum of two 30-day extensions will be permitted. A Claimant will be notified of the need for an extension, including the circumstances requiring the extension and the date a decision is expected, prior to the end of the initial 45-day period. A Claimant will receive notice of any second extension prior to the expiration of the first 30-day extension period. The notice(s) of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and any additional information needed to resolve those issues. If additional information is required from a Claimant, such Claimant will have 45 days to provide such information. The deadline for making a decision on the claim will then be extended for 45 days or, if shorter, for the length of time it takes the Claimant to provide the additional information.
9.3.2.Notification of Adverse Determination. Notice of the decision on such claim shall be furnished to the Claimant within the applicable time periods set forth in Section 9.3.1. Every notice of an adverse benefit determination will be provided in writing or electronically, in a culturally and linguistically appropriate manner, and will include all of the following that pertain to the determination: (1) the specific reason or reasons for the adverse determination; (2) reference to the specific Plan provisions on which the determination is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (4) a description of the Plan’s review procedures and the

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time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; (5) a discussion of the decision, which will include an explanation of the basis for disagreeing with or not following: (i) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (iii) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration; (6) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or provide a statement that such explanation will be provided free of charge upon request; (7) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, provide a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; and (8) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits. In the case of a claim for disability benefits filed under this Plan, the term “adverse benefit determination” also means any rescission of disability coverage with respect to a Participant or Beneficiary (whether or not, in connection with the rescission, there is an adverse effect on any particular benefit at that time). For this purpose, the term “rescission” means a cancellation or discontinuance of coverage that has retroactive effect, except to the extent it is attributable to a failure to timely pay required premiums or contributions towards the cost of coverage.
9.3.3.Right to Review. A Claimant may review all pertinent documents and may request a review by the Committee of such decision denying the claim. Any such request must be filed in writing with the Committee within 180 days after receipt by the Claimant of written notice of the decision. A failure to file a request for review within 180 days will constitute a waiver of the Claimant’s right to request a review of the denial of the claim. Such written request for review shall contain all additional information that the Claimant wishes the Committee to consider.
9.3.4.Review Procedures. During the review process, the Committee will provide: (i) Claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits; (ii) that a Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; (iii) for a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; (iv) for a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual; (v) that, in deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; (vi) for the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in

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making the benefit determination; (vii) that the health care professional engaged for purposes of a consultation shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual; and (viii) before an adverse benefit determination can be issued, the Claimant shall be provided, free of charge and as soon as possible and sufficiently in advance of the date on which notice of the adverse benefit determination on review must be provided to the Claimant to give the Claimant reasonable opportunity to respond prior to the deadline, (A) any new or additional evidence considered relied upon, or generated by the Plan or other person making the benefit determination (or at the direction of the Plan or such other person) in connection with the claim; and (B) any new or additional rationale that the disability benefit claim is based on.
9.3.5.Time for Decision on Review. Written notice of the decision on review shall be furnished to the Claimant within 45 days following the receipt of the request for review. If an extension is necessary due to special circumstances, the Claimant will be given a written notice of the required extension prior to the expiration of the initial 45-day period. The notice will indicate the circumstances requiring the extension and the date by which the Committee expects to render a decision. The extension may be for up to 45 additional days from the end of the initial period.
9.3.6.Notification of Determination on Review. Notice of the decision on such claim shall be furnished to the Claimant within the applicable time periods set forth in Section 9.3.5 above. Every notice of an adverse benefit determination will be provided in writing or electronically, in a culturally and linguistically appropriate manner, and will include all of the following that pertain to the determination: (1) the specific reason or reasons for the adverse determination; (2) reference to the specific Plan provisions on which the benefit determination is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; (4) a statement describing any voluntary appeal procedures offered by the Plan and the Claimant's right to obtain the information about such procedures, and a statement of the Claimant's right to bring an action under section 502(a) of ERISA, which statement shall also describe any applicable contractual limitations period that applies to the Claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim; (5) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (C) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration; (6) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of change upon request; and (7) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.
If ten percent or more of the population residing in the county (in which a claims notice is sent) is literate only in the same non-English language, as determined in guidance published by the U.S. Secretary of Labor, the Company must: (i) provide assistance with filing claims and appeals in

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that non-English language, (ii) upon request, provide a notice in that non-English language to the Claimant; and (iii) include a non-English statement in the English version of the notice on how to access the non-English language services provided by the Plan.
9.3.7.Legal Remedies.
9.3.7.1.A suit under Section 502(a) of ERISA may be filed only after these review procedures have been exhausted and only if filed within 90 days after the final decision is provided.
9.3.7.2.If the Plan fails to strictly adhere to these claims review procedure requirements with respect to a claim for disability benefits filed under this Plan, the Claimant is deemed to have exhausted the administrative remedies available under the Plan, except as provided in the paragraph below. Accordingly, the Claimant is entitled to pursue any available remedies under Section 502(a) of ERISA on the basis that the Plan failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. If a Claimant chooses to pursue remedies under Section 502(a) of ERISA under such circumstances, the claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary.
9.3.7.3.Except as provided in the paragraph above, the administrative remedies available under the Plan with respect to a claim for disability benefits filed under this Plan will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the Claimant so long as the Plan demonstrates that the violation was for good cause or due to matters beyond the control of the Plan and that the violation occurred in the context of an ongoing, good faith exchange of information between the Plan and the Claimant. This exception is not available if the violation is part of a pattern or practice of violations by the Plan. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within 10 days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies available under the Plan to be deemed exhausted. If a court rejects the Claimant's request for immediate review under the preceding paragraph on the basis that the Plan met the standards for the exception under this paragraph, the claim shall be considered as re-filed on appeal upon the Plan's receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the Claimant with notice of the resubmission.
The decision of the Committee will be final and conclusive.

10.	MISCELLANEOUS
10.1.Plan Not a Contract of Employment. The adoption and maintenance of the Plan shall not be or be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall give or be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time; nor shall the Plan give or be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

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10.2.Non-Assignability of Benefits. No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.
10.3.Amendment and Termination. The Board may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made which would impair the rights of a Participant with respect to amounts already allocated to his/her Account. The Board may terminate the Plan at any time so long as such termination complies fully with the provisions of Code Section 409A and the underlying final regulations. In the event that the Plan is terminated, the balance in a Participant’s Account shall be paid to such Participant or his/her Beneficiary in a lump sum or in equal monthly installments as the Committee determines and otherwise in accordance with Code Section 409A and the underlying final regulations.
10.4.Unsecured General Creditor Status Of Employee. The payments to Participant, his Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, a Beneficiary, or other distributee acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company. In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Participant (or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, his Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation of the Company hereunder.
10.5.Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
10.6.Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Illinois except to the extent preempted by federal law.
10.7.Binding Effect. This Plan shall be binding on each Participant and his/her heirs and legal representatives and on the Company and its successors and assigns.
10.8.Entire Agreement. This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

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10.9.No Guarantee of Tax Consequences. While the Company has established, and will maintain the Plan, the Company makes no representation, warranty, commitment, or guaranty concerning the income, employment, or other tax consequences of participation in the Plan under federal, state, or local law.
10.10.Sole Obligor. Each Company shall be the sole obligor with respect to Plan benefits that are owed to a Participant which arise by virtue of contributions made by such Company or the Participant’s employment by such Company.
10.11.Compliance with Section 409A. This Plan will at all times be administered and the provisions of this Plan will be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of the Plan. If any provision of this Plan does not comply with the requirements of Section 409A, the Company, in exercise of its sole discretion and without the consent of any Participant, may amend or modify this Plan in any manner to the extent necessary to meet the requirements of Section 409A. In no event does the Company guarantee any particular tax consequences, outcome or tax liability to Participants, and the obligation to pay taxes associated with participation in the Plan, including any liability imposed under Code Section 409A, will be the sole responsibility of the Participant. No provision of the Plan or a Participation Agreement will be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from a Participant or any other individual to the Company. Each installment payment payable hereunder will be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under the Plan or an Participation Agreement specifies a payment period, the actual date of payment within such specified period will be within the sole discretion of the Company, and no Participant will have any right (directly or indirectly) to determine the year in which such payment is made. In the event a payment period straddles two consecutive calendar years, the payment will be made in the later of such calendar years, and the Participant will have no control, directly or indirectly, over the taxable year in which any payment is made.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed on the 17 day of , October 2018.
LKQ CORPORATION

By: /s/ Pamela T Cagle
Title: Director, Employee Benefits

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